Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Neil Berkman, Investor Relations, 310-477-3118, nberkman@berkmanassociates.com

Larry Gerdes, Chief Executive Officer, 678-808-0600, larry.gerdes@trcr.com

Lance Cornell, Chief Financial Officer, 678-808-0600, lance.cornell@trcr.com

February 3, 2011

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND REPORTS EARNINGS PER SHARE OF $0.26 FOR

THE FOURTH QUARTER OF 2010 – HEARTLAND

INTEGRATION EXCEEDS EXPECTATIONS

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), a leading provider of clinical documentation solutions to the U.S. healthcare market, today announced its unaudited financial results for the fourth quarter and year ended December 31, 2010.

Fourth Quarter Results

Transcend recorded stronger than expected diluted earnings per share of $0.26 for the fourth quarter of 2010, including $(0.01) per diluted share of acquisition transaction costs, due in large part to the contribution from the October 21, 2010 acquisition of Spryance Inc. d/b/a Heartland (“Heartland”).

Revenue for the fourth quarter of 2010 increased 26% to $26,976,000 compared to $21,377,000 for the fourth quarter of 2009, including $3,722,000 of revenue contributed by Heartland. Excluding the Heartland business, which is now generating an annual revenue run rate of over $19 million, revenue increased 9%.

Gross profit for the fourth quarter of 2010 increased 43% to $10,445,000, or 39% of revenue, compared to $7,289,000, or 34% of revenue, for the fourth quarter of 2009.

Operating income for the fourth quarter of 2010 increased 85% to $5,062,000, or 19% of revenue, compared to $2,736,000, or 13% of revenue, for the fourth quarter of 2009 (2009 includes a $735,000 contingent consideration charge related to an acquisition). Excluding the contingent consideration charge for the fourth quarter of 2009, operating income increased 46%. Operating income for the fourth quarter of 2010 includes $182,000 of Heartland acquisition transaction costs.

The effective income tax rate for the fourth quarter of 2010 was 43% compared to 39% in the fourth quarter of 2009. Most of the rate increase can be attributed to non-recurring items including the impact of non-deductible Heartland acquisition transaction costs.

Net income for the fourth quarter of 2010 increased 80% to $2,857,000 compared to $1,590,000 for the fourth quarter of 2009 and diluted earnings per share increased to $0.26, including $(0.01) of acquisition-related transaction costs, compared to $0.17 for the fourth quarter of 2009 (the impact of the contingent consideration charge on diluted earnings per share in the fourth quarter of 2009 was approximately $0.05).

During the fourth quarter of 2010, the Company used cash of $6,492,000 to fund the acquisition of Heartland and $742,000 to fund capital expenditures, most of which related to development of the new Encore transcription platform. As of December 31, 2010, the Company had $26,899,000 of cash, cash equivalents and short-term investments on hand, $30,554,000 of net working capital and nominal debt outstanding.

2010 Results

Revenue increased 31% to $94,307,000 for 2010 compared to $71,764,000 in 2009. The gross profit margin was

37% of revenue for 2010 compared to 35% for 2009. Operating income for 2010 was $14,469,000, which includes $1,518,000 of expenses related to acquisition costs and $308,000 related to non-cash cumulative prior year stock compensation expense adjustments, compared to operating income of $11,083,000 for 2009, which includes $735,000 of contingent consideration expense. Net income for 2010 was $8,520,000, or $0.79 per diluted share, compared to $6,759,000, or $0.76 per diluted share for 2009. Excluding the expenses described above for each year, non-GAAP diluted earnings per share was $0.89 for 2010 compared to $0.81 for 2009.

Operations Review and Outlook

Susan McGrogan, President and Chief Operating Officer, stated: “We exceeded our own expectations this quarter, due primarily to our team’s ability to realize profitability improvements in the Heartland business faster than we had anticipated. In addition to immediate day one synergies, we were able to simultaneously increase volume, improve productivity and re-align staff in India over the course of the fourth quarter, resulting in a lower cost per report. We had expected Heartland to negatively impact our gross and operating margins by approximately two points in the short-term. That simply didn’t happen. I’m extremely proud of what the team in India – and those in the U.S. who supported them – achieved in such a short span of time.”

Lance Cornell, Chief Financial Officer, added: “Our gross margins actually increased one point to 39% in the fourth quarter compared to the third quarter of 2010, capping off a year in which we expanded gross margins by five points from where we were in the fourth quarter of 2009. Of the volume processed on our higher-margin BeyondTXT platform in the fourth quarter of 2010, 83% was edited using speech recognition technology, compared to 67% in the fourth quarter of 2009. The gross margin contribution from the Heartland volume, approximately 95% of which is processed on our speech-recognition enabled Gemstar platform, had only a slight negative impact on our overall gross margin in the fourth quarter of 2010. The BeyondTXT and Gemstar platforms together represent approximately 65% of our total revenue as we enter 2011. Once we have completed our integration, we expect our offshore resources to produce approximately one-third of our total volume. Our higher effective tax rate certainly impacted us in the fourth quarter. We currently expect the 2011 effective tax rate to be in the 41% – 42% range since we will be in a higher marginal tax bracket in the U.S. and will be accounting for uncertain transfer pricing tax positions in India. Heartland has approximately $7.3 million of net operating loss carry-forwards available as of the acquisition date to reduce taxable income in future years.”

Larry Gerdes, Chief Executive Officer, concluded: “I am extremely pleased to report that we finished 2010 with a 98% customer retention rate for the year. If we consistently provide excellent service to our customers, make Transcend the best place to work in the industry for our employees and execute well on our initiatives for operational excellence, the results should speak for themselves. That was clearly the case in 2010. As we look forward to 2011 and beyond, we are excited to begin offering additional clinical documentation solutions to our customers, including our Encore platform for those customers who have in-house transcription departments and want to take advantage of speech recognition technology, data solutions to leverage the structured data in our documents and near real-time speech applications for physicians who self-edit their documents. We will also continue to develop new acquisition opportunities. We are excited about how Transcend is positioned to capitalize on the need for clinical documentation solutions in the years ahead and the role we can play in enhancing our customers’ meaningful use of electronic medical records.”

Table to Reconcile GAAP Results to Non-GAAP Results for the Year Ended December 31, 2010

In Thousands, Except Per Share Amounts

	Non-GAAP Results	Acquisition- Related Costs	Prior Years Stock Compensation Adjustment	GAAP Results

Operating Income	$16,295	$(1,518)	$(308)	$14,469

Income Before Income Taxes	16,168	(1,518)	(308)	14,342

Income Taxes	6,525	(613)	(90)	5,822

Net Income	$9,643	$(905)	$(218)	$8,520

Weighted Avg. Shares Outstanding - Diluted	10,845	10,845	10,845	10,845

Diluted Earnings Per Share	$0.89	$(0.08)	$(0.02)	$0.79

Table to Reconcile GAAP Results to Non-GAAP Results for the Quarter and Year ended December 31, 2009

In Thousands, Except Per Share Amounts

	Quarter Ended December 31, 2009			Year Ended December 31, 2009
	Non-GAAP Results*	Contingent Consideration	GAAP Results	Non-GAAP Results*	Contingent Consideration	GAAP Results

Operating Income	$3,471	$(735)	$2,736	$11,818	$(735)	$11,083

Income Before Income Taxes	3,361	(735)	2,626	11,531	(735)	$10,796

Income Taxes	1,310	(274)	1,036	4,311	(274)	4,037

Net Income	$2,051	$(461)	$1,590	$7,220	$(461)	$6,759

Weighted Average Shares Outstanding - Diluted	9,417	9,417	9,417	8,921	8,921	8,921

Diluted Earnings Per Share	$.22	$(.05)	$.17	$.81	$(.05)	$.76

*	Excludes contingent consideration charge

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on February 3, 2011 at 11:00 a.m. Eastern time. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-2724 (the international dial-in number), enter the conference identification number 38874408 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 38874408 from two hours after the completion time of the conference call until midnight on February 10, 2011.

About Transcend Services, Inc.

Transcend Services is a leading provider of clinical documentation solutions for healthcare organizations. Our high-quality transcription services – along with our data extraction and reporting tools – provide critical data needed to document patient encounters and help drive clinical decision making. We provide our clients with exceptional quality, turnaround time and service so that they can focus on what matters most – their patients. For more information, visit www.transcendservices.com.

Statement Regarding Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures of operating income, income before income taxes, net income and earnings per diluted share in this earnings release and anticipates using some or all of these measures in the earnings conference call on February 3, 2011. These measures should not be considered in isolation or as a substitute for GAAP operating income, income before income taxes, net income, earnings per diluted share or other performance measures prepared in accordance with GAAP. The Company used these non-GAAP measures of operating performance because it allowed us to more easily compare past performance consistently over various periods and improves our ability to assess future performance. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Safe Harbor Statement

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent our expectations, anticipations or beliefs about future events, including our operating results, financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, extraordinary expenses, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, challenges encountered in integrating acquired businesses, increased regulatory burdens, lower-than-expected demand for the Company’s products and services, failure to expand customer relationships or realize revenues from sales closed in the current quarter, the Company’s position for growth, delays in the development of the Company’s transcription platform, business conditions in the integrated health care delivery network market, adverse general economic conditions, resolution of uncertain tax positions, foreign currency exchange rates and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission (“SEC”) from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the website of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and rounded to the nearest thousand,

except earnings per share)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Revenue	$26,976,000	$21,377,000	$94,307,000	$71,764,000
Direct costs	16,531,000	14,088,000	59,680,000	46,443,000

Gross profit	10,445,000	7,289,000	34,627,000	25,321,000
Operating expenses:
Sales and marketing	507,000	407,000	1,928,000	1,651,000
Research and development	741,000	392,000	2,073,000	1,507,000
General and administrative	3,215,000	2,422,000	11,232,000	8,105,000
Stock-based compensation	118,000	149,000	1,395,000	604,000
Acquisition-related costs	182,000	2,000	1,518,000	269,000
Acquisition contingent consideration	(17,000)	735,000	(17,000)	735,000
Depreciation and amortization	637,000	446,000	2,029,000	1,367,000

Total operating expenses	5,383,000	4,553,000	20,158,000	14,238,000

Operating income	5,062,000	2,736,000	14,469,000	11,083,000

Interest and other income (expense), net	(48,000)	(110,000)	(127,000)	(287,000)

Income before income taxes	5,014,000	2,626,000	14,342,000	10,796,000
Income tax provision	2,157,000	1,036,000	5,822,000	4,037,000

Net income	$2,857,000	$1,590,000	$8,520,000	$6,759,000

Basic earnings per share:
Net earnings per share	$0.27	$0.18	$0.81	$0.78

Weighted average shares outstanding	10,520,000	8,910,000	10,495,000	8,613,000

Diluted earnings per share:
Net earnings per share	$0.26	$0.17	$0.79	$0.76

Weighted average shares outstanding	10,859,000	9,417,000	10,845,000	8,921,000

TRANSCEND SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(Rounded to the nearest thousand)

	December 31, 2010 (unaudited)	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$2,375,000	$25,732,000
Short-term investments	24,524,000	2,000,000
Accounts receivable, net of allowance for doubtful accounts of $100,000 at December 31, 2010 and $96,000 at December 31, 2009	12,037,000	9,500,000
Deferred income tax, net	482,000	317,000
Prepaid expenses and other current assets	450,000	316,000

Total current assets	39,868,000	37,865,000
Property and equipment, net	2,976,000	1,839,000
Capitalized software, net	3,188,000	176,000
Intangible assets, net	35,017,000	29,335,000
Deferred income tax, net	386,000	—
Other assets	1,297,000	173,000

Total assets	$82,732,000	$69,388,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,653,000	$1,384,000
Accrued compensation and benefits	3,666,000	2,296,000
Promissory note payable to related party	—	2,000,000
Promissory notes payable	67,000	899,000
Other accrued liabilities	3,928,000	2,210,000

Total current liabilities	9,314,000	8,789,000
Long term liabilities:
Deferred income tax, net	—	1,083,000
Other liabilities	3,256,000	159,000

Total long term liabilities	3,256,000	1,242,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 2,000,000 shares authorized and no shares outstanding at December 31, 2010 and December 31, 2009	—	—
Common stock, $0.05 par value; 30,000,000 shares authorized at December 31, 2010 and 15,000,000 shares authorized at December 31, 2009; 10,566,000 and 10,477,000 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	528,000	524,000
Additional paid-in capital	63,368,000	61,086,000
Other comprehensive income	(1,000)	—
Retained earnings (deficit)	6,267,000	(2,253,000)

Total stockholders’ equity	70,162,000	59,357,000

Total liabilities and stockholders’ equity	$82,732,000	$69,388,000